Portfolio Recovery Associates Reports Fourth Quarter and Full Year 2007 Results

EPS of $0.70 per Diluted Share, Down From $0.71 on Revenue of $10.7 Million in Quarter as Operating Income Rises 6% -- Full Year EPS of $3.06, Up From $2.77 in 2006; Revenue Advances 17% to $57.3 Million; Company Makes Record Portfolio Acquisitions of $103.8 Million in Quarter, $263.8 Million for Full Year

NORFOLK, VA -- 02/21/2008 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases, collects and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today reported net income of $10.7 million, or $0.70 per diluted share, for the quarter ended December 31, 2007.

The Company's fourth quarter 2007 earnings represent a decline of 6% from net income of $11.4 million, or $0.71 per diluted share, in the same period a year earlier. Pretax income during the 2007 quarter was reduced by approximately $2.1 million, or 9 cents a diluted share, of additional interest expense, net of tax, compared with the prior year. This stemmed from both the Company's record debt purchasing activity and its 2007 capital structure optimization plan.

Total revenue in the fourth quarter of 2007 increased 17% to $57.3 million, up from $49.0 million in the year-earlier period. Total revenue consists of cash collections reduced by amounts applied to principal on the Company's owned debt portfolios, plus commissions earned from its fee-for-service businesses. During the fourth quarter of 2007, the Company applied 28.2% of cash collections to reduce the carrying basis of its owned debt portfolios. This included a $1.3 million net allowance charge, equivalent to approximately $800,000 after tax, or 5 cents a diluted share, against certain pools of finance receivables accounts.

"Portfolio Recovery Associates is well-positioned to capitalize on the improved market for defaulted debt we saw emerge in the second half of 2007 and continue into the New Year. The company's fourth quarter net income performance was hindered in large part by increased borrowing expenses related to our record $104 million in portfolio acquisitions during the quarter. However, these assets, which contributed to our total 2007 portfolio acquisitions of $264 million, are expected to generate greater collections activity in 2008 and beyond, enhanced by new initiatives to improve the productivity of our collector workforce," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

For full-year 2007, net income totaled $48.2 million, or $3.06 per diluted share, compared with $44.5 million, or $2.77 per diluted share, for full-year 2006. Revenue for 2007 was $220.7 million, compared with $188.3 million a year earlier.

Financial and Operating Highlights

--  Cash collections rose 11% to $65.1 million in the fourth quarter of
    2007, up from $58.8 million in the year-ago period.  Call center collections and other increased 14%, legal collections grew 6% and purchased bankruptcy collections gained 10% when compared with the year-
    earlier period.

The table below displays our cash collections by source, by quarter:

Cash Collection Source ($ in thousands)

            Q4 2007 Q3 2007 Q2 2007 Q1 2007 Q4 2006 Q3 2006 Q2 2006 Q1 2006
            ======= ======= ======= ======= ======= ======= ======= =======
Call Center
 Collections
 & Other    $36,994 $37,450 $37,464 $39,241 $32,437 $32,686 $33,736 $36,436
Legal        20,861  21,384  20,911  20,844  19,762  19,607  19,058  17,606
Purchased
 Bankruptcy   7,245   6,317   6,231   7,223   6,581   7,390   6,645   4,447

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, finished at $135.77 for full-year 2007, down from $146.03 for all of 2006.  Excluding the impact of trustee remittances from purchased bankrupt accounts, the comparison is
    $123.10 for all of 2007 vs. $132.15 for all of 2006.  2007 productivity was negatively impacted by the Company's substantial and rapid staffing of its new Jackson, Tennessee call center.

--  The Company purchased $3.7 billion of face-value debt during the fourth quarter of 2007 for $103.8 million, the largest amount the Company has spent on debt acquisitions in a single quarter.  This debt was acquired in 84 portfolios from 24 different sellers.  Portfolio spending for the full-year 2007 was a record $263.8 million.

--  The Company's fee-for-service businesses generated revenue of $10.6 million in the fourth quarter of 2007, up 48% from $7.1 million in the same period a year ago.

--  The Company's cash balances were $16.7 million as of December 31,
    2007, up from $14.5 million as of September 30, 2007.  Also during the quarter, the Company drew $68.0 million on its line of credit, leaving it with $168 million in outstanding debt at quarter's end.  Remaining borrowing availability under the line was $102 million at year end.

"In the fourth quarter of 2007, Portfolio Recovery Associates remained focused on the long term. In addition to our record portfolio acquisitions in the quarter and the full year -- which will generate future collections activity -- we continued working to bring our new Jackson, Tennessee, call center up to speed in terms of collector productivity. We are very pleased with Jackson's progress on this front toward the end of the year, and are confident that this investment will yield improved results in terms of future collections and the ability to handle even greater portfolio volume. PRA's strong competitive position today is a direct result of our resolve to make the investments necessary for long-term success," said Kevin P. Stevenson, Chief Financial and Administrative Officer.

Conference Call Information

The Company will hold a conference call with investors tonight, Thursday, February 21, 2008, at 5:30 p.m. EST to discuss its fourth quarter and full year results. Investors can access the call live by dialing 888-680-0860 for domestic callers or 617-213-4852 for international callers using the pass code 35622899.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 10235503. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The Company's primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its RDS business, collateral-location services for credit originators via IGS Nevada, and fee-based collections through Anchor Receivables Management.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contributions of IGS Nevada and RDS to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web casts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                   Portfolio Recovery Associates, Inc.
                 Unaudited Consolidated Income Statements
                 (in thousands, except per share amounts)

                       Three Months  Three Months   Year         Year
                           Ended        Ended       Ended        Ended
                       December 31, December 31, December 31, December 31,
                            2007         2006        2007         2006

Revenues:
  Income recognized on
   finance receivables,
   net                  $    46,741  $    41,830  $   184,705  $   163,357
  Commissions                10,584        7,129       36,043       24,965
                        -----------  -----------  -----------  -----------

    Total revenues           57,325       48,959      220,748      188,322

Operating expenses:
  Compensation and
   employee services         18,584       15,160       69,021       58,142
  Outside legal and
   other fees and
   services                  12,944       10,757       47,474       40,139
  Communications              2,603        1,483        8,531        5,876
  Rent and occupancy            888          583        3,106        2,276
  Other operating
   expenses                   1,449        1,264        5,915        4,758
  Depreciation and
   amortization               1,405        1,360        5,517        5,131
                        -----------  -----------  -----------  -----------

    Total operating
     expenses                37,873       30,607      139,564      116,322
                        -----------  -----------  -----------  -----------

      Income from
       operations            19,452       18,352       81,184       72,000

Other income and
 (expense):
  Interest income                55          169          419          584
  Interest expense           (2,161)         (69)      (3,704)        (378)
                        -----------  -----------  -----------  -----------

    Income before
     income taxes            17,346       18,452       77,899       72,206

    Provision for
     income taxes             6,668        7,038       29,658       27,716
                        -----------  -----------  -----------  -----------

    Net income          $    10,678  $    11,414  $    48,241  $    44,490
                        ===========  ===========  ===========  ===========

Net income per common
 share:
  Basic                 $      0.71  $      0.72  $      3.08  $      2.80
  Diluted               $      0.70  $      0.71  $      3.06  $      2.77

Weighted average number
 of shares outstanding:
  Basic                      15,136       15,960       15,646       15,911
  Diluted                    15,230       16,106       15,779       16,082

                   Portfolio Recovery Associates, Inc.
              Unaudited Consolidated Summary Balance Sheets
                   (in thousands, except share amounts)

                                                  December 31, December 31,
ASSETS                                                2007         2006
                                                  ------------ ------------

Cash and cash equivalents                         $     16,730 $     25,101
Finance receivables, net                               410,297      226,447
Income taxes receivable                                  3,022        1,513
Property and equipment, net                             16,171       11,193
Goodwill                                                18,620       18,288
Intangible assets, net                                   5,046        6,754
Other assets                                             6,422        4,082
                                                  ------------ ------------

     Total assets                                 $    476,308 $    293,378
                                                  ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Accounts payable and accrued liabilities        $     15,346 $     11,715
  Deferred tax liability                                57,579       33,453
  Lines of credit                                      168,000            -
  Long-term debt and obligations under capital
   lease                                                   103          932
                                                  ------------ ------------

    Total liabilities                                  241,028       46,100
                                                  ------------ ------------

Stockholders' equity:
  Preferred stock, par value $0.01, authorized
   shares, 2,000,000, issued and outstanding
   shares - 0                                                -            -
  Common stock, par value $0.01, authorized
   shares, 30,000,000, issued and outstanding
   shares - 15,159,056 at December 31, 2007
   and 15,987,432 at December 31, 2006                     152          160
  Additional paid-in capital                            71,443      115,528
  Retained earnings                                    163,685      131,590
                                                  ------------ ------------

    Total stockholders' equity                         235,280      247,278
                                                  ------------ ------------

     Total liabilities and stockholders' equity   $    476,308 $    293,378
                                                  ============ ============

                 Portfolio Recovery Associates, Inc.
              Unaudited Consolidated Statements of Cash Flows
                              (in thousands)

                                                  Year Ended   Year Ended
                                                 December 31, December 31,
                                                     2007         2006
                                                  -----------  -----------

Cash flows from operating activities:
   Net income                                     $    48,241  $    44,490
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Amortization of share-based compensation          2,575        2,117
      Depreciation and amortization                     5,517        5,130
      Deferred tax expense                             24,126       11,107
      Changes in operating assets and liabilities:
            Other assets                               (2,339)        (437)
            Accounts payable                            1,164          559
            Income taxes                               (1,319)      (4,568)
            Accrued expenses                            1,816          340
            Accrued payroll and bonuses                   575          729
                                                  -----------  -----------

       Net cash provided by operating activities       80,356       59,467
                                                  -----------  -----------

Cash flows from investing activities:
  Purchases of property and equipment                  (8,661)      (6,869)
  Acquisition of finance receivables, net of
   buybacks                                          (261,310)    (105,838)
  Collections applied to principal on finance
   receivables                                         77,461       73,036
  Purchases of auction rate certificates                    -       (1,450)
  Sales of auction rate certificates                        -        1,450
  Acquisition of The Palmer Group, including
   acquisition costs                                     (409)           -
                                                  -----------  -----------

    Net cash used in investing activities            (192,919)     (39,671)
                                                  -----------  -----------

Cash flows from financing activities:
  Dividends paid                                      (16,070)           -
  Proceeds from exercise of options                     2,074        2,503
  Income tax benefit from share-based
   compensation                                         1,575        2,419
  Proceeds from lines of credit                       171,000            -
  Principal payments on lines of credit                (3,000)     (15,000)
  Repurchases of common stock                         (50,557)           -
  Principal payments on long-term debt                   (690)        (462)
  Principal payments on capital lease obligations        (140)        (140)
                                                  -----------  -----------

    Net cash provided by/(used in) financing
     activities                                       104,192      (10,680)
                                                  -----------  -----------

    Net (decrease)/increase in cash and cash
     equivalents                                       (8,371)       9,116

Cash and cash equivalents, beginning of period         25,101       15,985
                                                  -----------  -----------

Cash and cash equivalents, end of period          $    16,730  $    25,101
                                                  ===========  ===========

Supplemental disclosure of cash flow information:
  Cash paid for interest                          $     2,779  $       411
  Cash paid for income taxes                      $     5,289  $    18,764

Noncash investing and financing activities:
  Common stock issued for acquisition             $        50  $         -
  SFAS 123R adoption reclass of payroll liability
   to additional paid in capital                  $         -  $       427

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com